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                                                                    EXHIBIT 99.5

                            APOGENT TECHNOLOGIES INC.
                           2001 EQUITY INCENTIVE PLAN

                 ARTICLE 1. ESTABLISHMENT, PURPOSE AND DURATION

      1.1 ESTABLISHMENT OF THE PLAN. Apogent Technologies Inc., a Wisconsin corporation (the "COMPANY"), establishes this incentive compensation plan known as the "Apogent Technologies Inc. 2001 Equity Incentive Plan" (the "PLAN") effective as of October 1, 2001 (the "EFFECTIVE DATE"), subject to approval of the Company's shareholders. The validity of any awards granted prior to shareholder approval of the Plan is contingent upon such shareholder approval. The Plan provides for various forms of incentive compensation to Employees and Directors.

      1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders, and by providing Participants with annual and long-term incentives for outstanding performance. The Plan will provide the Company with increased flexibility to motivate, attract, and retain the services of Participants whose judgment, interest, and special efforts contribute to the success of the Company.

      1.3 DURATION OF THE PLAN. Subject to approval by the shareholders of the Company, the Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors of the Company to terminate the Plan at any time pursuant to Article 13 herein, until the 10th anniversary of the Effective Date. After the termination of the Plan, no Awards may be granted under the Plan, but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions.

      1.4 PRIOR PLANS. Effective December 15, 2001, no further awards shall be made under the Company's Amended and Restated 1993 Long-Term Incentive Plan and its 1999 Outside Directors' Stock Option Plan; provided, however, that any rights theretofore granted under either such prior plan shall remain outstanding in accordance with the applicable terms and conditions of such prior plan.

                             ARTICLE 2. DEFINITIONS

      Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

            (a) "AFFILIATE" means an entity closely related by ownership to the Company that is designated as an Affiliate by the Board.

            (b) "AWARD" means a grant under this Plan of (i) an Option, (ii) an SAR, (iii) Restricted Stock, (iv) a Restricted Stock Unit, (v) a Performance Award, or (vi) a combination of any of the above.

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            (c)   "AWARD AGREEMENT" means an agreement entered into by each
Participant and the Company setting forth the terms and provisions applicable to Awards granted under this Plan.

            (d) "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

            (e) "CASH BONUS" means cash paid in satisfaction of a Performance Award.

            (f) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

            (g) "COMMITTEE" means the Compensation Committee of the Company, as appointed by the Board to administer the Plan, or such other committee as may be appointed by the Board consistent with Section 3.1.

            (h) "COMPANY" means Apogent Technologies Inc., a Wisconsin corporation or any successor thereto as provided in Article 16 herein.

            (i) "COVERED EMPLOYEE" means a Participant who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year that an Award is taxable to such Participant.

            (j) "DIRECTOR" means a member of the Board of Directors of the Company or any Subsidiary or Affiliate.

            (k) "DISABILITY" means, with respect to any ISOs, a permanent and total disability within the meaning of Code Section 22(e)(3), and with respect to all other Awards under the Plan, a medically determinable mental or physical impairment that renders a Participant totally and presumably permanently unable to continue in employment with the Company and all Affiliates. The determination of disability shall be made by the Committee in good faith upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

            (l)   "EFFECTIVE DATE" has the meaning ascribed to such term in
Section 1.1 hereof.

            (m) "EMPLOYEE" means any employee of the Company or of the Company's Subsidiaries or Affiliates.

            (n) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

            (o) "FAIR MARKET VALUE" means the closing price for Shares on the relevant date, or if there were no sales on such date, the closing price on the nearest day

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before the relevant date, on a stock exchange or over-the-counter, as determined by the Committee.

            (p) "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 herein that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

            (q) "NON-QUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein that is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.

            (r) "OPTION" means an Incentive Stock Option or a Non-Qualified Stock Option granted under Article 6 herein.

            (s) "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

            (t) "PARTICIPANT" means a Director or Employee who has been selected to receive or who has outstanding an Award granted under the Plan.

            (u) "PERFORMANCE AWARD" means an Award representing a contingent right to receive cash or Shares at the end of a Performance Period upon the attainment of specified Performance Goals.

            (v) "PERFORMANCE GOALS" means the performance goal(s) established by the Committee in connection with the granting of a Performance Award. Performance Goals shall be based at the Company, division, and/or business unit levels and expressed as the attainment of one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: net income (pre-tax or after-tax and with adjustments as stipulated); earnings per share; return measures (including, but not limited to, return on assets, equity, capital or investment); operating income; earnings before or after depreciation, interest, taxes and/or amortization; expense ratio; working capital ratio; stock price; shareholder return; cash flow; gross revenues; margin (including, but not limited to, gross, operating, and variable); and capital expenditures.

            (w    "PERFORMANCE PERIOD" means a period of time determined by the
Committee over which performance is measured for the purpose of determining a Participant's right to and the payment value of any Performance Award.

            (x) "PERFORMANCE SHARES" means Shares (which may include Restricted Stock) issued to a Participant in satisfaction of a Performance Award.

            (y) "PERIOD OF RESTRICTION" means the time period established by the Committee pursuant to Section 8.4 during which Restricted Stock or Restricted Stock Units are limited in some way and the corresponding Shares or Units are subject to a substantial risk of forfeiture.

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            (z)   "PERSON" has the meaning ascribed to such term in Section
3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

            (aa) "PLAN" means the Apogent Technologies Inc. 2001 Equity Incentive Plan.

            (bb) "RESTRICTED STOCK" means Shares that are subject to restrictions under the Plan pursuant to Article 8 herein.

            (cc) "RESTRICTED STOCK UNIT" means the right to receive Shares at a specified time or upon the occurrence of a specified event in the future pursuant to the terms and conditions of an Award, as described in Article 8 herein.

            (dd) "RETIREMENT" has the meaning ascribed to it under the Company's tax qualified retirement plan, or such other meaning as determined by the Committee.

            (ee)  "SHARES" means shares of common stock of the Company.

            (ff) "STOCK APPRECIATION RIGHT" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

            (gg) "SUBSIDIARY" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

            (hh) "UNRESTRICTED STOCK" means Shares issued under the Plan without restriction other than such transfer or other restrictions as the Committee may deem advisable to assure compliance with law.

                            ARTICLE 3. ADMINISTRATION

      3.1 THE COMMITTEE. The Plan shall be administered by the Compensation Committee of the Board of the Company, or by any other Committee appointed by the Board consisting of not less than two (2) non-Employee Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. It is intended that at all times the Committee shall comprise solely Directors who are both: (a) Non-Employee Directors, as defined in Rule 16b-3 under the Exchange Act; and (b) Outside Directors, as defined in Treas. Reg. 1.162-27.

      3.2 AUTHORITY OF THE COMMITTEE. The Committee shall have full power, except as limited by law or by the Articles of Incorporation or Bylaws of the Company and subject to the provisions herein, to: (a) select Employees and Directors who will participate in the Plan; (b) determine the size and types of Awards; (c) determine the terms and conditions of such Awards in a manner consistent with the Plan; (d) construe

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and interpret the Plan and any agreement or instrument entered into under the
Plan; (e) establish, amend, or waive rules and regulations for the Plan's administration; and (f) subject to express limitations set forth in the Plan, amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations that it deems necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority herein.

      3.3 NO OPTION RE-PRICING. Notwithstanding anything in the Plan to the foregoing, the Committee may not re-price, or cancel and re-grant, any Option to reduce the Option Price.

      3.4 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all Persons, including the Company, its shareholders, Employees, Participants, and their estates and beneficiaries.

                      ARTICLE 4. SHARES SUBJECT TO THE PLAN

      4.1   NUMBER OF SHARES. Subject to adjustment as provided in this Article
4:

            (a) The total number of Shares available for issuance under the Plan shall be 7,000,000.

            (b) The total number of Shares issuable under the Plan (included in the 7,000,000 Share amount above) from Awards other than Options shall not exceed 2,000,000.

            (c) The maximum number of Shares issuable under ISOs shall not exceed 7,000,000.

      4.2 SHARES NOT COUNTED AGAINST SHARE LIMIT. For purposes of the Plan, the following shall not be counted against the aggregate number of Shares available for issuance under the Plan: (a) Shares that are forfeited back to the Company under the Plan or any prior plans; (b) Shares that are delivered as full or partial payment to the Company in connection with any Award; (c) Shares that are delivered or withheld to satisfy the tax withholding obligations related to an Award under the Plan; (d) Awards that are paid or settled in cash or a form other than Shares; (e) Shares subject to Awards that are canceled, terminated, expired, or lapse; and (f) Shares that are issued by the Company, and any Awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an Affiliate, or in substitution for, outstanding awards previously granted by an acquired Company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons who become employed by the Company (or an Affiliate) in connection with a business or asset acquisition or similar transaction).

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      4.3   ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number of class of Shares that may be delivered under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. The number of Shares subject to any Award shall be a whole number.

      4.4 UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's or any Performance Award's meeting the requirements of Section 162(m) of the Code, as from time to time amended.

                    ARTICLE 5. ELIGIBILITY AND PARTICIPATION

      5.1 ELIGIBILITY. Persons eligible to participate in this Plan include all Directors and Employees of the Company, its Subsidiaries and Affiliates, as determined by the Committee.

      5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Participants those to whom Awards shall be granted and shall determine the nature and amount of each Award.

      5.3   MAXIMUM INDIVIDUAL GRANTS. Subject to adjustment as provided in
Article 4 herein, no Participant may receive, during any three consecutive calendar year period, Awards covering an aggregate of more than 1,500,000 Shares, and the maximum amount of Cash Bonuses that may be paid to any Participant in any three consecutive calendar year period pursuant to Performance Awards shall not exceed $3,000,000.

                            ARTICLE 6. STOCK OPTIONS

      6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time, and from time to time, as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant ISOs, NQSOs, or a combination thereof. If required by applicable tax rules regarding a particular grant of ISOs, to the extent that the aggregate Fair Market Value (determined as of the date an ISO is granted) of Shares with respect to which ISOs are

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exercisable for the first time by a Participant during any calendar year exceeds
$100,000 (or such other limit as prescribed by the Code), such Option grant shall be treated as a grant of NQSOs rather than ISOs.

      6.2 OPTION AWARD AGREEMENT. Each Option grant shall be evidenced by an Option Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Option Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

      6.3 OPTION PRICE. The Option Price for each grant of an Option shall be determined by the Committee; provided that the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

      6.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

      6.5 EXERCISE OF OPTIONS. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

      6.6 PAYMENT. Options shall be exercised by the delivery of notice of exercise to the Secretary of the Company (in form acceptable to the Company), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by payment in full of the Option Price. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b). The Committee also may allow exercise of Options as by any other means (including cashless exercise) that the Committee determines to be consistent with the Plan's purpose and applicable law.

      6.7 RESTRICTIONS ON TRANSFERABILITY. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable by a Participant during his or her lifetime only by the Participant, except that vested NQSOs may be transferred by a Participant to a family member (as defined in the General Instructions to SEC Form S-8) of a Participant or to a trust for the benefit of such family member. The Committee may also impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable,' including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

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                      ARTICLE 7. STOCK APPRECIATION RIGHTS

      7.1 GRANT OF SARS. Subject to the terms and conditions of the Plan, SARs may be granted to a Participant at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining:
(i) the number of SARs granted to each Participant (subject to Article 4 herein); (ii) whether said SARs are stand-alone or in tandem with Options; and
(iii) the terms and conditions pertaining to such SARs.

      7.2 EXERCISE OF SARS. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes on them.

      7.3 SAR AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

      7.4 PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive prompt payment from the Company in an amount determined by multiplying:

            (a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

            (b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon the exercise of an SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

      7.5 NON-TRANSFERABILITY OF SARS. No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

             ARTICLE 8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

      8.1   AWARDS.

            (a) In consideration for the performance of services rendered or to be rendered or in lieu of other compensation, the Committee, at any time and from time to time, may grant Restricted Stock to Participants on such terms and conditions and with such restrictions as the Committee shall determine, all of which may differ with respect to each Participant.

            (b) Each Award of Restricted Stock shall constitute an immediate transfer of the record and beneficial ownership of the applicable Shares to the Participant, entitling the Participant to all voting and other ownership rights, subject to the restrictions contained in the applicable Restricted Stock agreement. Unless the Committee otherwise

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determines, certificates evidencing Shares of Restricted Stock shall remain in the possession of the Company until such Shares are free of their restrictions.

            (c) In consideration for the performance of services rendered or to be rendered or in lieu of other compensation, the Committee, at any time and from time to time, may grant Restricted Stock Units to Participants on such terms and conditions and with such restrictions as the Committee shall determine, all of which may differ with respect to each Participant. Restricted Stock Units are not outstanding Shares and do not entitle a Participant to any dividend, voting or other rights in respect of any Shares represented thereby, unless otherwise determined by the Committee.

      8.2 AWARD AGREEMENT. The specific terms and conditions relating to each Restricted Stock and Restricted Stock Unit grant shall be evidenced by an Award Agreement that specifies the Period of Restriction and the other restrictions applicable to said Award, as the Committee shall determine.

      8.3   RESTRICTIONS.

            (a) Restricted Stock and Restricted Stock Unit Awards shall be subject to such restrictions determined by the Committee (including without limitation, one or more restrictions constituting a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and regulations promulgated thereunder) which may be based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee. Unless otherwise approved by the Committee or provided for in the Restricted Stock Award or Restricted Stock Unit Award, to the extent that the applicable Shares remain subject to restrictions at such time as the Participant ceases to be employed by the Company or ceases to provide services to the Company, such Shares shall be forfeited and all rights of the Participant to such Shares shall terminate without further obligation on the part of the Company.

            (b) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances. arising after the applicable date of grant, such action is appropriate.

      8.4 PERIOD OF RESTRICTION. The Period of Restriction of Restricted Stock and Restricted Stock Units shall commence on the date of grant and shall be established by the Committee in the applicable Award Agreement; provided, however, that Restricted Stock or Restricted Stock Units shall vest and restrictions shall lapse no earlier than three years after the date of grant unless the vesting of the Restricted Stock or Restricted Stock Units is accelerated as a result of the Participant's death, Disability, retirement, involuntary termination or upon a change in control (as such terms are defined in the applicable Award Agreement). Notwithstanding the prior sentence, the limitation set forth above shall not apply if the Restricted Stock and Restricted Stock Units are granted as payment in lieu of compensation that would otherwise have been payable to a Participant in cash.

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      8.5   DELIVERY OF SHARES. At the expiration of the Period of Restriction, a stock certificate evidencing the Restricted Stock or Restricted Stock Units (to the nearest full Share) shall be delivered without charge to the Participant or his personal representative.

      8.6 TRANSFERABILITY. Restricted Stock and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period(s) of Restriction established by the Committee and specified in the applicable Award Agreement.

                          ARTICLE 9. PERFORMANCE AWARDS

      9.1 GRANT OF PERFORMANCE AWARDS. The Committee may grant performance-based Awards. Said Performance Awards may take the form of Performance Shares (i.e., Shares issued upon the attainment of pre-established Performance Goals) or Cash Bonuses (i.e., cash paid upon the attainment of pre-established Performance Goals). The Committee shall determine the eligible Participants to whom, and the time or times at which, Performance Awards shall be granted as well as the conditions upon which such Awards shall be paid.

      9.2 TERMS AND CONDITIONS. Performance Awards shall be subject to the following terms and conditions:

            (a)   Performance Awards to Covered Employees shall comply with
Section 162(m) of the Code and shall be paid solely on account of the attainment of one or more pre-established, objective Performance Goals. Performance Goals shall be based on one or more business criteria that apply to a business unit, business division, or the Company as a whole.

            (b) Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the Performance Period to which the Performance Goal relates. The pre-established Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if the Performance Goal is attained.

            (c) Following the close of the Performance Period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to the Participant.

            (d) In the event that the Committee grants a Performance Award to a Participant who is not a Covered Employee, the Committee may establish such subjective or objective performance-related goals, including individual goals, that it deems appropriate.

      9.3 TRANSFERABILITY. Performance Awards granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

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                       ARTICLE 10. BENEFICIARY DESIGNATION

      Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he receives any or all of such benefit and who is eligible to exercise vested Options and SARs in the event of the Participant's death prior to such exercise. Each such designation shall revoke all prior designations by the same Participant, shall be in the form prescribed by the Company, and will be effective only when any necessary spousal consent is obtained and filed by the Participant in writing with the Human Resources Department of the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and any vested Options and/or SARs not previously exercised prior to the Participant's death may be exercised by the administrator of the Participant's estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant's estate.

                              ARTICLE 11. DEFERRALS

      The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of the Option or SAR, the lapse, satisfaction, or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of requirements with respect to Performance Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

                         ARTICLE 12. RIGHTS OF EMPLOYEES

      12.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries or Affiliates (or between Subsidiaries and/or Affiliates) shall not be deemed a termination of employment.

      12.2 PARTICIPATION. Nothing in this Plan shall grant to an Employee or Director the right to be selected to receive an Award under this Plan, or having been so selected, to be selected to receive a future Award.

      12.3 RIGHTS AS A SHAREHOLDER. Except as provided in Section 8.1(b), a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

              ARTICLE 13. AMENDMENT, MODIFICATION, AM) TERMINATION

      13.1 AMENDMENT, MODIFICATION AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend, or

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modify the Plan in whole or in part; provided, however, that neither the
Committee nor the Board shall have authority to amend Section 4.1 herein. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the affected Participant (or if the Participant is not then living, the affected beneficiary); provided that adjustments pursuant to Section 4.3 shall not be subject to the foregoing limitations of this Section 13.1.

      13.2 AWARDS PREVIOUSLY GRANTED. The Committee may adjust the amount of any Awards earned or granted hereunder when it believes that the integrity, purpose, and fairness of the Plan will be better served. Any such adjustment made after the beginning of the period in which the Award(s) are granted or earned shall not, however, permit Performance Awards, either to any person or in the aggregate, to be greater than they otherwise would have been upon attainment of the applicable Performance Goals for such period; provided that adjustments pursuant to Sections 4.3 and 4.4 shall not be subject to the foregoing limitations of this Section 13.2.

      13.3 UNRESTRICTED STOCK. The Committee may, at its discretion, pay or settle any Award with Unrestricted Stock.

                             ARTICLE 14. WITHHOLDING

      14.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan.

      14.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon any other taxable event hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares.

                           ARTICLE 15. INDEMNIFICATION

      Each person who is, or shall have been, a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him, provided that he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which

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such persons may be entitled under the Company's Articles of Incorporation or
Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                             ARTICLE 16. SUCCESSORS

      All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                         ARTICLE 17. LEGAL CONSTRUCTION

      17.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and the singular shall include the plural.

      17.2 SEVERABILITY. In the event that any provision of this Plan shall for any reason be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      17.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      17.4 SECURITIES LAW COMPLIANCE. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, as determined by the Committee.

      17.5 CODE SECTION 162(m). If a Performance Award granted to a Covered Employee fails to meet the requirements of Section 162(m) of the Code, it shall be deemed null and void, as determined by the Committee.

      17.6 GOVERNING LAW. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Wisconsin.

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